Exhibit 10.1
FIRST MID-ILLINOIS BANCSHARES, INC. 2017 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Award. First Mid-Illinois Bancshares, Inc. (the “Company”) hereby grants a Restricted Stock Award (the “Award”) as of January 23, 2018 (the “Grant Date”) relating to shares of the common stock of the Company (the “Shares”) to _________________________ (the “Employee”), subject in all respects to the terms and conditions of the First Mid-Illinois Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”) and the terms and conditions set forth herein.
Acceptance By Employee. Receipt of the Award is conditioned on the Employee’s execution of this Agreement and return of an executed copy to the Company no later than February __, 2018. If the Employee fails to return this executed Agreement by the due date, the Awards shall be forfeited to the Company.
1.Grant of Restricted Stock. The Company hereby grants to the Employee an Award covering ____ Shares.

2.Restrictions/Vesting.

(a)Restrictions. Except as set forth in Section 10 of the Plan, none of the Shares subject to the Award shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Employee (or his estate or personal representative, as the case may be), until such restrictions lapse and the Award vests.

(b)Lapse of Restrictions. The restrictions described above shall lapse, and the Employee shall become vested in the Award, at a rate equal to 1/3 of the Shares subject to the Award on each of December 15, 2018, 2019 and 2020 (or the immediately preceding business day if the applicable December 15 is not a business day), provided that the Employee remains continuously employed through each vesting date. If the Employee’s employment terminates for any reason prior to a vesting date, the Employee shall forfeit any then unvested portion of the Award, except that if the Employee voluntarily terminates employment after attaining age 65 with 10 years of service, if the Company terminates the Employee’s employment without Cause, or if the Employee’s termination of employment is due to death or Disability, the Employee will vest in all of the then unvested Shares subject to the Award. (For this purpose, (A) “Cause” shall have the meaning set forth in Section 4(c) below and (B) “Disability” means as defined under the Company’s long-term disability plan for employees, or if there is none, a physical or mental disability that impairs the Employee’s ability to substantially perform the Employee’s current duties for a period of at least 12 consecutive months, as determined by the Committee in its sole discretion.)

(c)Director Status. In the case of an Employee who is also a director of the Company, if the Employee’s employment with the Company and all Subsidiaries terminates before the Award vests, but the Employee remains a director, the Employee’s service on the Board will be considered employment with the Company, and the Employee’s Award will continue to vest while service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment, and vesting in the Award will be determined as of the date of such termination of employment.

(d)Forfeited Shares. Shares subject to the Award that do not vest will be forfeited back to the Company.

The foregoing provisions of this Section 2(b) shall be subject to the provisions of any written employment agreement or severance agreement that has been or may be executed by the Employee and the Company, and the provisions in such employment agreement or severance agreement concerning the vesting of an Award in connection with the Employee’s termination of employment shall supersede any inconsistent or contrary provision of this Section 2.
3.Settlement of Award.

(a)Shares. Shares subject to the Award shall be held by the Company in electronic book entry form on the records of the Company’s transfer agent. If an Employee becomes vested in any portion of the Award, the Company shall distribute to the Employee, or the Employee’s personal representative, beneficiary or estate, as applicable, the number of Shares subject to such vested portion. Delivery of such Shares shall be by book-entry credit to an account in the Employee’s name established by the Company with its transfer agent, or upon written request, in electronic form to the Employee’s broker for the Employee’s account or in certificates in the name of the Employee (or in each case his personal representative, beneficiary or estate).

(b)Dividends. Upon the payment of any dividends on Shares during the period preceding the date of vesting of the Award, the Company shall credit the Employee with the dividends payable with respect to the Shares subject to the Award. Such amounts shall be paid to the Employee in cash to the extent any portion of the related Award vests. Any such dividends relating to the portion of an Award that is forfeited shall also be forfeited.

(c)Distribution. Distribution of Shares and cash in settlement of the vested portion of the Award shall be made no later than the March 15th following the last day of the calendar year in which the Shares vest.

4.Change in Control.

(a)In the event of a Change in Control, (i) unless the Award is continued or assumed by a public company, it shall become fully vested immediately prior to the Change in Control; and (ii) if the Award is continued or assumed by a public company, and within two years following the Change in Control either the Employee’s employment is terminated without Cause or the Employee terminates his employment for Good Reason, the Award shall become fully vested.

(b)For purposes of this Agreement, (i) “Cause” means the Employee’s (A) conviction in a court of law of (or entering a plea of guilty or no contest to) any crime or offense involving fraud, dishonesty or breach of trust or involving a felony; (B) performance of any act which, if known to the customers, clients, stockholders or regulators of the company, would materially and adversely impact the business of the company; (C) act or omission that causes a regulatory body with jurisdiction over the company to demand, request, or recommend that the Employee be suspended or removed from any position in which the Employee serves with the company; (D) substantial nonperformance of any of the Employee’s obligations under any employment agreement or severance agreement between him and the company; (E) material misappropriation of or intentional material damage to the property or business of the company or any subsidiary; or (F) a breach of any confidential information or non-compete or non-solicitation agreement between the Employee and the company; and (ii) “Good Reason” means the occurrence of one of the following events without the Employee’s written consent: (A) a material diminution in the Employee’s position, authority or responsibility; (B) a material reduction in the Employee’s total compensation (including benefits and annual and long-term incentive opportunity) from then-current levels; (C) a relocation of the Employee’s primary place of employment of at least 30 miles; or (D) the company materially breaches any employment agreement or severance agreement between the company and the Employee.

5.Withholding Taxes. Prior to any distribution to the Employee, the Employee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. Payment of such taxes may be made in cash or by directing the Company to withhold such number of Shares otherwise issuable in connection with the Award having a fair market value equal to the amount of tax to be withheld.

6.Rights as Stockholder. The Employee is entitled to all of the rights of a stockholder of the Company with respect to Shares subject to Award, provided that the right to receive dividends shall be as described in Section 3(b) above.

7.Committee Determinations. The Committee shall make all determinations concerning the rights to benefits under the Plan.

8.Defined Terms. Capitalized terms used in this Agreement shall be as defined in the Plan.

Dated: __________________________________	First Mid-Illinois Bancshares, Inc. By: _____________________________________ Joseph R. Dively Chairman and CEO
ATTEST:

The Employee acknowledges that he or she has received a copy of the Plan and Prospectus and is familiar with the terms and conditions set forth therein. The Employee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee.

Dated: __________________________________	By: _____________________________________